P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Edward G. Sloane
April 23, 2013		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. REPORTS 1ST QUARTER 2013
EARNINGS PER SHARE OF $0.47
_____________________________________________________________________

Summary first quarter 2013 results:

•	Asset quality trends remained favorable resulting in further release of reserves for loan losses.

◦	Nonperforming assets improved to 1.28% of gross loans and OREO, from 1.48% at December 31, 2012.

◦	Recoveries exceeded charge-offs by $0.7 million, due to a sizable recovery during the quarter.

◦	Allowance for loan losses decreased to 1.78% of gross loans, from 1.81% at year-end 2012 and 2.25% a year ago.

◦	Recovery of loan losses totaled $1.1 million for the quarter versus $2.1 million in the first quarter of 2012.

•	Higher fee-based revenues were offset by pressure from declining asset yields.

◦	Non-interest income benefited from recent acquisitions and increased sales activity.

◦	Net interest income was negatively impacted by the flat yield curve.

◦	Annual performance-based insurance revenue was $0.5 million for the quarter versus $0.9 million a year ago.

•	Operating expenses were controlled.

◦	Total non-interest expense was 2% lower than Peoples' expected quarterly level for 2013 of $16.5 million.

◦	Peoples experienced a 5% linked quarter decline in non-interest expense as fourth quarter 2012 included $982,000 of non-recurring costs.

◦	Year-over-year increase was attributable to acquisitions and other initiatives to generate long-term revenue growth.

•	Balance sheet growth was driven by higher retail deposit balances.

◦	Retail deposits grew 3% during the quarter and 10% compared to a year ago.

◦	Non-interest-bearing deposits increased to 22.3% of total deposits, from 21.2% at year-end 2012.

◦	Non-mortgage consumer loan balances experienced 28% annualized growth during the quarter.

◦	Average loan balances were up $39 million, or 4%, year-over-year but down modestly on a linked quarter basis.

MARIETTA, Ohio - Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO) today announced results for the quarter ended March 31, 2013. Net income totaled $5.0 million for the first quarter of 2013, representing earnings per diluted share of $0.47. In comparison, earnings per diluted share were $0.36 for the fourth quarter of 2012 and $0.63 for the first quarter of 2012.
"First quarter 2013 earnings, while in line with our expectations, reflected mixed success relative to our goals for the year," said Chuck Sulerzyski, President and Chief Executive Officer. “Our asset quality metrics continue to move closer to the levels experienced prior to the Great Recession. We are also experiencing good growth in our fee-based revenues and consumer lending while holding the line on our operating expenses. In contrast, increased competition and historical seasonality of new loan demand impacted commercial loan balances. Long-term interest rates also remained at very low levels which further impeded revenue growth."
Sulerzyski continued, "Despite the slow start in certain areas, we remain focused on growing the company and capitalizing on opportunities within our markets. We also continue to seek growth through acquisitions and are pleased to report further progress in this area. Already in the second quarter, our insurance business has expanded its presence in southeastern Ohio. This transaction, although not significant to our bottom-line earnings, will help us maintain revenue diversity."

Earlier this month, Peoples' subsidiary, Peoples Insurance Agency, completed the acquisition of McNelly Insurance and Consulting Agency, and its related customer accounts, located in Jackson, Ohio. This all cash transaction should add approximately $450,000 in annual insurance revenue, primarily related to employee medical benefit plans. Peoples also gained a strong, well-established sales professional for its employee benefits practice.
First quarter 2013 net interest income was $13.0 million, 3% lower than the prior year first quarter and down 8% on a linked quarter basis. These decreases occurred primarily as a result of declines in asset yields attributable to the sustained low interest rate environment. Contributing to the linked quarter decrease was $330,000 of additional interest income realized in the fourth quarter of 2012 for prepayment fees and interest recovered on nonaccrual loans. The overall impact on net interest income was partially offset by earning asset growth, plus a continued reduction in funding costs. In the first quarter of 2013, average earning assets were up 6% from the prior year quarter and 2% higher than the linked quarter. The Sistersville acquisition, which was completed in the third quarter of 2012, accounted for nearly half of the year-over-year growth. The remaining increases were the result of Peoples' investing cash generated from core deposit growth. Peoples' net interest income has benefited from management's efforts to replace higher-cost funding with low-cost deposits. These efforts caused a 10 basis point linked quarter improvement in Peoples' total cost of funds and a 32 basis point reduction compared to the first quarter of 2012. However, the lower reinvestment rates decreased Peoples' overall yield on earning assets by 39 basis points compared to the linked quarter and 60 basis points from a year ago. As a result, Peoples' net interest margin compressed to 3.12% for the first quarter of 2013, from 3.42% last quarter and 3.41% a year ago. Approximately 7 basis points of the linked quarter compression was attributed to the additional interest income in the fourth quarter mentioned earlier.
"Our balance sheet strategy continues to focus on growing net interest income and bottom-line earnings more than expanding net interest margin," said Edward Sloane, Chief Financial Officer and Treasurer. "In the first quarter, strong core deposit growth coupled with flat loan balances resulted in excess funds. These funds were fully invested given the limited options to repay higher-cost funds. While this decision increased net interest income, our net interest margin was compressed by the lower net interest rate spread due to the flat yield curve. Also during the quarter, we repositioned a portion of our investment portfolio to mitigate current interest rate pressures and gave up some of the benefits from future rising interest rates."
Late in the first quarter, Peoples sold $68.8 million of low-yielding investment securities, primarily mortgage-backed securities, at a modest net gain. The sale proceeds were reinvested in early April into securities with a higher yield and less sensitivity to rising interest rates than the securities sold.
Non-interest income totaled $9.1 million for the first quarter of 2013, consistent with the prior year first quarter and 3% higher than the linked quarter. Peoples experienced year-over-over increases in trust and investment income and mortgage banking income, which were offset by declines in deposit service charges and electronic banking income. The linked quarter increase was due largely to Peoples recognizing performance-based insurance revenue which is earned annually in the first quarter. However, the amount of this revenue recorded in the first quarter of 2013 was $0.5 million, down 45% from the $0.9 million earned a year ago – in line with management's expectations. This decrease offset the 5% increase experienced in Peoples' other non-interest income sources. Trust and investment income growth of 14% was driven by increased assets under management due to acquisitions completed during 2012 and new business, plus the continued general improvement in the market value of managed assets, including equity securities. Peoples' insurance sales revenues were up 17% year-over-year and 12% on a linked quarter basis, with the acquisition of a commercial insurance agency office and related customer accounts in the Pikeville, Kentucky area on January 2, 2013, accounting for much of the increases.
Total non-interest expense was $16.2 million for the three months ended March 31, 2013, down 5% from the linked quarter and up 8% over the same period last year. Much of the linked quarter decrease was due to expenses incurred in the fourth quarter related to pension settlement charges, one-time stock-based compensation, and acquisitions. Marketing expense was less than half of the linked quarter due to rebranding costs and donations in fourth quarter 2012. Compared to the prior year first quarter, total non-interest expense was higher in 2013 due in part to the Sistersville acquisition completed in the third quarter of 2012. Salary and employee benefit costs, while 6% higher than the prior year, were held in line with the linked quarter. Higher base salaries and wages due to annual merit increases were offset by lower incentive-based compensation expense versus the linked quarter.
"One of our goals for 2013 is to grow total revenue faster than our operating expenses," said Sulerzyski. "In the first quarter, our total revenue was negatively impacted by significantly lower annual insurance revenue, which we had anticipated. Absent this decline, total revenue was in line with the prior year due to stronger revenue generation within our fee-based businesses. On the other hand, total operating expenses, while up year-over-year, were slightly lower than our expectations. We continue to expect recent acquisitions and other strategic investments to produce meaningful revenue growth in 2013 and allow us to maintain an efficiency ratio in the range of 68% to 70% for the full year."

Gross portfolio loan balances were $980.5 million at March 31, 2013, down slightly from year-end and 4% higher than a year ago. In the first quarter of 2013, non-mortgage consumer loan balances grew $7.1 million, or 28% on an annualized basis, to $108.4 million. Residential mortgage loan balances also increased $3.4 million during the quarter. These increases were offset by a decline in commercial loan balances.
“In the first quarter, we started to see the results of prior investments in our consumer lending activities,” said Sloane. "We also retained a greater portion of the residential mortgage production rather than selling the loans in the secondary market. In contrast, commercial loan balances are lagging our expectations despite new production similar to last quarter. While competition for quality loans is becoming more aggressive, we remain committed to improving credit quality and will not abandon our sound underwriting discipline for the sake of short-term growth."
During the first quarter of 2013, total nonperforming assets decreased 14% to $12.6 million at March 31, 2013. As a result, nonperforming assets were 1.28% of total loans plus other real estate owned ("OREO") versus 1.48% at year-end 2012. Total criticized loans, which are those classified as watch, substandard or doubtful, also decreased $15.2 million, or 17% during the first quarter of 2013. The reductions in both nonperforming and criticized assets occurred primarily as a result of paydowns on nonaccrual commercial loans. Compared to a year ago, Peoples reduced its nonperforming assets by $8.7 million, or 41%, due mostly to principal paydowns.
Key asset quality metrics maintained a favorable trend during the first quarter of 2013. In addition, during the first quarter of 2013 Peoples realized a single $1.1 million recovery on a commercial real estate loan that had previously incurred charge-offs. These factors resulted in a further decrease in Peoples' allowance for loan losses to 1.78% of total loans at March 31, 2013. In comparison, the allowance for loan losses ratio was 1.81% at year-end 2012 and 2.25% at March 31, 2012. Even with the continued reduction in the first quarter, Peoples' allowance for loan losses grew to 147.7% of nonperforming loans, up from 128.9% and 103.7% at December 31 and March 31, 2012, respectively.
"The sizable recovery during the first quarter more than offset the charge-offs recorded and led us to an additional release of reserves," said Sloane. "We also continued to take a prudent approach with the allowance for loan losses and the evaluation of Peoples' credit quality. Our analysis considers the elevated exposure to commercial real estate, stress within certain business sectors, and the expansion of consumer lending. We also take into account the uneven economic environment across Peoples' market area and other emerging risks that impact loan losses."
Peoples' retail deposit balances increased $39.6 million, or 11% on an annualized basis, during the first quarter of 2013. Non-interest-bearing deposit balances grew by $23.8 million, or 30% on an annualized basis, while interest-bearing balances increased $15.8 million. At March 31, 2013, non-interest-bearing deposits comprised 22.3% of Peoples' total deposits, up from 21.2% at year-end 2012. Within its interest-bearing deposits, Peoples continued to experience a mix shift as growth in low-cost savings balances more than offset a decline in retail certificates of deposit.
"Overall, first quarter results reflected the challenges facing the banking industry," summarized Sulerzyski. "Key strategic goals for 2013 include generating meaningful loan growth and positive operating leverage. We remain committed to achieving these goals through disciplined execution and partnership with our clients and communities."
Peoples Bancorp Inc. is a diversified financial services holding company with $1.9 billion in total assets, 48 locations and 44 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance and trust solutions through its subsidiaries - Peoples Bank, National Association and Peoples Insurance Agency, LLC. Peoples' common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.

Conference Call to Discuss Earnings:
Peoples will conduct a facilitated conference call to discuss first quarter 2013 results of operations today at 11:00 a.m., Eastern Daylight Saving Time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (800) 860-2442. A simultaneous webcast of the conference call audio will be available online via the “Investor Relations” section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software. A replay of the call will be available on Peoples' website in the “Investor Relations” section for one year.

Use of Non-GAAP Financial Measures
This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management uses these "non-GAAP" measures in its analysis of Peoples' performance and the efficiency of its operations. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers. These disclosures should not be viewed as substitutes for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

◦
Tangible assets and tangible equity measures are non-GAAP since they exclude the impact of intangible assets acquired through acquisitions on both total stockholders’ equity and total assets and the related amortization from earnings.

◦
Pre-provision net revenue is defined as net interest income plus non-interest income minus non-interest expense. This measure is non-GAAP since it excludes provision for loan losses and all gains and/or losses included in earnings.

A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is included at the end of this news release under the caption of "Non-GAAP Financial Measures".

Safe Harbor Statement:
Certain statements made in this news release regarding Peoples' financial condition, results of operations, plans, objectives, future performance and business, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as “anticipate”, “could”, “may”, “feel”, “expect”, “believe”, “plan”, and similar expressions.
These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of Peoples' business and operations. Additionally, Peoples' financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to: (1) the success, impact, and timing of Peoples' business strategies, including the integration of recently completed acquisitions, expansion of consumer lending activity and rebranding efforts; (2) competitive pressures among financial institutions or from non-financial institutions may increase significantly, including product and pricing pressures and Peoples' ability to attract, develop and retain qualified professionals; (3) changes in the interest rate environment due to economic conditions and/or the fiscal policies of the U.S. government and Federal Reserve Board, which may adversely impact interest margins; (4) changes in prepayment speeds, loan originations and charge-offs, which may be less favorable than expected and adversely impact the amount of interest income generated; (5) adverse changes in economic conditions and/or activity, including impacts from the implementation of the Budget Control Act of 2011 and the American Taxpayer Relief Act of 2012, as well as the continuing economic uncertainty in the U.S., the European Union, and other areas, which could decrease sales volumes and increase loan delinquencies and defaults; (6) legislative or regulatory changes or actions, including in particular the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations promulgated and to be promulgated thereunder, which may subject Peoples, its subsidiaries or one or more acquired companies to a variety of new and more stringent legal and regulatory requirements which adversely affect their respective businesses; (7) deterioration in the credit quality of Peoples' loan portfolio, which may adversely impact the provision for loan losses; (8) changes in accounting standards, policies, estimates or procedures may adversely affect Peoples' reported financial condition or results of operations; (9) adverse changes in the conditions and trends in the financial markets, which may adversely affect the fair value of securities within Peoples' investment portfolio and interest rate sensitivity of Peoples' consolidated balance sheet; (10) Peoples' ability to receive dividends from its subsidiaries; (11) Peoples' ability to maintain required capital levels and adequate sources of funding and liquidity; (12) the impact of larger or similar financial institutions encountering problems, which may adversely affect the banking industry and/or Peoples' business generation and retention, funding and liquidity; (13) the costs and effects of regulatory and legal developments, including the outcome of potential regulatory or other governmental inquiries and legal proceedings and results of regulatory examinations; (14) Peoples' ability to secure confidential information through the use of computer systems and telecommunications networks, including those of our third-party vendors and other service providers, may prove inadequate, which could adversely affect customer confidence in Peoples and/or result in Peoples incurring a financial loss; (15) the overall adequacy of our risk management program; and (16) other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission (“SEC”), including those risk factors included in the disclosures under the heading “ITEM 1A. RISK FACTORS” of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2012.
Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website.
As required by U.S. GAAP, Peoples is required to evaluate the impact of subsequent events through the issuance date of its March 31, 2013 consolidated financial statements as part of its Quarterly Report on Form 10-Q to be filed with the SEC. Accordingly, subsequent events could occur that may cause Peoples to update its critical accounting estimates and to revise its financial information from that which is contained in this news release.

PER COMMON SHARE DATA AND SELECTED RATIOS

	Three Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2012
PER SHARE:
Earnings per share:
Basic	$0.47	$0.36	$0.63
Diluted	0.47	0.36	0.63
Cash dividends declared per share	0.12	0.12	0.11
Book value per share	21.39	21.02	19.83
Tangible book value per share (a)	14.77	14.52	13.71
Closing stock price at end of period	$22.39	$20.43	$17.54

SELECTED RATIOS:
Return on average equity (b)	9.18%	6.99%	12.90%
Return on average assets (b)	1.06%	0.82%	1.48%
Efficiency ratio (c)	71.61%	72.99%	65.47%
Pre-provision net revenue to average assets (b)(d)	1.24%	1.23%	1.66%
Net interest margin (b)(e)	3.12%	3.42%	3.41%
Dividend payout ratio	25.79%	33.17%	17.61%

(a)
This amount represents a non-GAAP financial measure since it excludes the balance sheet impact of intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release.

(b)	Ratios are presented on an annualized basis.

(c)	Non-interest expense (less intangible amortization) as a percentage of fully tax-equivalent net interest income plus non-interest income (less securities and asset disposal gains/losses).

(d)
This amount represents a non-GAAP financial measure since it excludes the recovery of or provision for loan losses and net gains or losses on security transactions, debt extinguishment, loans held-for-sale and other real estate owned, and other assets. This measure is a key metric used by federal bank regulatory agencies in their evaluation of capital adequacy for financial institutions. Additional information regarding the calculation of this ratio is included at the end of this news release.

(e)	Information presented on a fully tax-equivalent basis.

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	March 31,	December 31,	March 31,
(in $000’s)	2013	2012	2012
Interest income	$16,066	$17,575	$17,612
Interest expense	3,091	3,465	4,180
Net interest income	12,975	14,110	13,432
Recovery of loan losses	(1,065)	(503)	(2,137)
Net interest income after recovery of loan losses	14,040	14,613	15,569

Net gain on securities transactions	418	273	3,163
Loss on debt extinguishment	—	(1,033)	(3,111)
Net (loss) gain on loans held-for-sale and other real estate owned	(5)	58	56
Net loss on other assets	—	(85)	(7)

Non-interest income:
Insurance income	2,878	2,088	2,951
Deposit account service charges	2,057	2,237	2,237
Trust and investment income	1,702	1,619	1,496
Electronic banking income	1,419	1,519	1,488
Mortgage banking income	718	1,008	549
Other non-interest income	298	348	361
Total non-interest income	9,072	8,819	9,082

Non-interest expense:
Salaries and employee benefits costs	8,717	8,715	8,245
Net occupancy and equipment	1,858	1,736	1,432
Professional fees	894	1,181	813
Electronic banking expense	840	891	694
Data processing and software	461	537	487
Marketing expense	450	1,192	475
Franchise taxes	413	245	412
Communication expense	303	355	348
FDIC insurance	280	213	309
Foreclosed real estate and other loan expenses	217	262	221
Amortization of intangible assets	189	159	107
Other non-interest expense	1,563	1,620	1,473
Total non-interest expense	16,185	17,106	15,016
Income before income taxes	7,340	5,539	9,736
Income tax expense	2,318	1,665	3,079
Net income	$5,022	$3,874	$6,657

PER SHARE DATA:
Earnings per share – Basic	$0.47	$0.36	$0.63
Earnings per share – Diluted	$0.47	$0.36	$0.63
Cash dividends declared per share	$0.12	$0.12	$0.11

Weighted-average shares outstanding – Basic	10,556,261	10,542,810	10,513,388
Weighted-average shares outstanding – Diluted	10,571,383	10,555,260	10,513,388
Actual shares outstanding (end of period)	10,568,147	10,547,960	10,521,548

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(in $000’s)	2013	2012

Assets
Cash and cash equivalents:
Cash and due from banks	$27,790	$47,256
Interest-bearing deposits in other banks	97,608	15,286
Total cash and cash equivalents	125,398	62,542

Available-for-sale investment securities, at fair value (amortized cost of
$592,005 at March 31, 2013 and $628,584 at December 31, 2012)	602,645	639,185
Held-to-maturity investment securities, at amortized cost (fair value of
$48,567 at March 31, 2013 and $47,124 at December 31, 2012)	48,307	45,275
Other investment securities, at cost	24,884	24,625
Total investment securities	675,836	709,085

Loans, net of deferred fees and costs	980,518	985,172
Allowance for loan losses	(17,439)	(17,811)
Net loans	963,079	967,361

Loans held-for-sale	2,844	6,546
Bank premises and equipment, net of accumulated depreciation	27,745	27,013
Bank owned life insurance	49,816	51,229
Goodwill	65,401	64,881
Other intangible assets	4,576	3,644
Other assets	24,027	25,749
Total assets	$1,938,722	$1,918,050

Liabilities
Deposits:
Non-interest-bearing deposits	$340,887	$317,071
Interest-bearing deposits	1,188,039	1,175,232
Total deposits	1,528,926	1,492,303

Short-term borrowings	32,395	47,769
Long-term borrowings	127,074	128,823
Accrued expenses and other liabilities	24,248	27,427
Total liabilities	1,712,643	1,696,322

Stockholders' Equity
Preferred stock, no par value (50,000 shares authorized, no shares issued
at March 31, 2013 and December 31, 2012)	—	—
Common stock, no par value (24,000,000 shares authorized, 11,167,721 shares issued at March 31, 2013 and 11,155,648 shares issued at
December 31, 2012), including shares in treasury	167,451	167,039
Retained earnings	72,885	69,158
Accumulated comprehensive income, net of deferred income taxes	708	654
Treasury stock, at cost (599,574 shares at March 31, 2013 and
607,688 shares at December 31, 2012)	(14,965)	(15,123)
Total stockholders' equity	226,079	221,728
Total liabilities and stockholders' equity	$1,938,722	$1,918,050

SELECTED FINANCIAL INFORMATION

	March 31,	December 31,	September 30,	June 30,	March 31,
(in $000’s, end of period)	2013	2012	2012	2012	2012
Loan Portfolio
Commercial real estate, construction	$24,108	$34,265	$50,804	$43,775	$43,510
Commercial real estate, other	381,331	378,073	379,561	394,323	394,034
Commercial and industrial	174,982	180,131	172,068	161,893	150,431
Residential real estate	237,193	233,841	233,501	212,813	218,745
Home equity lines of credit	50,555	51,053	51,137	48,414	48,067
Consumer	108,353	101,246	100,116	92,334	86,965
Deposit account overdrafts	3,996	6,563	1,580	1,726	2,351
Total loans	$980,518	$985,172	$988,767	$955,278	$944,103

Deposit Balances
Interest-bearing deposits:
Retail certificates of deposit	$353,894	$392,313	$413,837	$411,401	$392,503
Money market deposit accounts	288,538	288,404	251,735	246,657	252,395
Governmental deposit accounts	167,441	130,630	157,802	158,832	165,310
Savings accounts	200,549	183,499	172,715	161,664	155,097
Interest-bearing demand accounts	124,969	124,787	112,854	112,476	110,731
Total retail interest-bearing deposits	1,135,391	1,119,633	1,108,943	1,091,030	1,076,036
Brokered certificates of deposits	52,648	55,599	55,168	54,639	54,069
Total interest-bearing deposits	1,188,039	1,175,232	1,164,111	1,145,669	1,130,105
Non-interest-bearing deposits	340,887	317,071	288,376	272,627	268,444
Total deposits	$1,528,926	$1,492,303	$1,452,487	$1,418,296	$1,398,549

Asset Quality
Nonperforming assets:
Loans 90+ days past due and accruing	$3	$185	$27	$51	$—
Nonaccrual loans	11,803	13,638	15,481	16,567	20,492
Total nonperforming loans	11,806	13,823	15,508	16,618	20,492
Other real estate owned	815	836	1,173	1,140	869
Total nonperforming assets	$12,621	$14,659	$16,681	$17,758	$21,361

Allowance for loan losses as a percent of
nonperforming loans	147.71%	128.86%	119.98%	119.90%	103.69%
Nonperforming loans as a percent of total loans	1.20%	1.39%	1.55%	1.73%	2.16%
Nonperforming assets as a percent of total assets	0.65%	0.76%	0.89%	0.97%	1.18%
Nonperforming assets as a percent of total loans
and other real estate owned	1.28%	1.48%	1.66%	1.85%	2.25%
Allowance for loan losses as a percent of total loans	1.78%	1.81%	1.88%	2.09%	2.25%

Capital Information(a)
Tier 1 common ratio	14.70%	14.06%	13.86%	13.92%	13.82%
Tier 1 risk-based capital ratio	14.70%	14.06%	15.85%	15.93%	15.86%
Total risk-based capital ratio (Tier 1 and Tier 2)	16.06%	15.43%	17.16%	17.27%	17.20%
Leverage ratio	8.90%	8.83%	10.13%	10.18%	10.05%
Tier 1 common capital	$164,329	$160,604	$157,520	$156,565	$153,180
Tier 1 capital	164,329	160,604	180,147	179,183	175,789
Total capital (Tier 1 and Tier 2)	179,558	176,224	195,083	194,307	190,694
Total risk-weighted assets	$1,117,751	$1,141,938	$1,136,532	$1,124,982	$1,108,633
Tangible equity to tangible assets (b)	8.35%	8.28%	8.37%	8.45%	8.28%
(a) March 31, 2013 data based on preliminary analysis and subject to revision.
(b) These ratios represent non-GAAP financial measures since they exclude the balance sheet impact of intangible assets acquired through acquisitions on both total stockholders' equity and total assets. Additional information regarding the calculation of these ratios is included at the end of this news release.

(RECOVERY OF) PROVISION FOR LOAN LOSSES INFORMATION

	Three Months Ended
	March 31,	December 31,	March 31,
(in $000’s)	2013	2012	2012
(Recovery of) Provision for Loan Losses
(Recovery of) provision for checking account overdrafts	$(15)	$82	$(12)
Recovery of other loan losses	(1,050)	(585)	(2,125)
Total recovery of loan losses	$(1,065)	$(503)	$(2,137)

Net (Recoveries) Charge-Offs
Gross charge-offs	$991	$2,537	$2,571
Recoveries	1,684	2,244	2,240
Net (recoveries) charge-offs	$(693)	$293	$331

Net (Recoveries) Charge-Offs by Type
Commercial real estate, construction	$—	$—	$—
Commercial real estate, other	(808)	173	351
Commercial and industrial	(17)	(66)	(48)
Residential real estate	18	36	(97)
Home equity lines of credit	(6)	(9)	64
Consumer	55	42	26
Deposit account overdrafts	65	117	35
Total net (recoveries) charge-offs	$(693)	$293	$331

Net (recoveries) charge-offs as a percent of loans (annualized)	(0.29)%	0.12%	0.14%

SUPPLEMENTAL INFORMATION

	March 31,	December 31,	September 30,	June 30,	March 31,
(in $000’s, end of period)	2013	2012	2012	2012	2012

Trust assets under management	$927,675	$888,134	$874,293	$847,962	$853,444
Brokerage assets under management	433,217	404,320	398,875	309,852	284,453
Mortgage loans serviced for others	$343,769	$330,721	$307,052	$296,025	$281,015
Employees (full-time equivalent)	517	494	501	494	499

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME

	Three Months Ended
	March 31, 2013			December 31, 2012			March 31, 2012
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$39,099	$19	0.20%	$13,014	$7	0.21%	$6,280	$4	0.25%
Investment securities (a)(b)	705,532	4,844	2.75%	689,895	5,289	3.07%	682,904	6,078	3.56%
Gross loans (a)	982,311	11,495	4.73%	995,766	12,568	5.03%	946,230	11,789	5.00%
Allowance for loan losses	(18,783)			(19,865)			(24,429)
Total earning assets	1,708,159	16,358	3.86%	1,678,810	17,864	4.24%	1,610,985	17,871	4.45%

Intangible assets	69,988			68,422			64,425
Other assets	136,572			140,092			131,331
Total assets	$1,914,719			$1,887,324			$1,806,741

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$190,769	$25	0.05%	$178,200	$23	0.05%	$146,633	$21	0.06%
Government deposit accounts	145,714	202	0.56%	145,240	201	0.55%	143,561	237	0.66%
Interest-bearing demand accounts	126,763	25	0.08%	118,039	23	0.08%	108,323	34	0.13%
Money market deposit accounts	288,161	96	0.14%	265,181	91	0.14%	261,268	124	0.19%
Brokered certificates of deposits	54,134	476	3.57%	55,387	491	3.53%	61,443	528	3.46%
Retail certificates of deposit	381,650	1,115	1.18%	404,356	1,223	1.20%	400,444	1,603	1.61%
Total interest-bearing deposits	1,187,191	1,939	0.66%	1,166,403	2,052	0.70%	1,121,672	2,547	0.91%

Short-term borrowings	33,975	13	0.15%	45,200	17	0.15%	57,509	19	0.13%
Long-term borrowings	128,421	1,139	3.57%	128,822	1,396	4.16%	153,106	1,614	4.20%
Total borrowed funds	162,396	1,152	2.86%	174,022	1,413	3.20%	210,615	1,633	3.09%
Total interest-bearing liabilities	1,349,587	3,091	0.93%	1,340,425	3,465	1.03%	1,332,287	4,180	1.26%

Non-interest-bearing deposits	319,994			298,210			247,487
Other liabilities	23,381			28,120			19,350
Total liabilities	1,692,962			1,666,755			1,599,124
Stockholders’ equity	221,757			220,569			207,617
Total liabilities and equity	$1,914,719			$1,887,324			$1,806,741

Net interest income/spread (a)		$13,267	2.93%		$14,399	3.21%		$13,691	3.19%
Net interest margin (a)			3.12%			3.42%			3.41%

(a) Information presented on a fully tax-equivalent basis.
(b) Average balances are based on carrying value.

NON-GAAP FINANCIAL MEASURES
The following non-GAAP financial measures used by Peoples provide information useful to investors in understanding Peoples' operating performance and trends, and facilitate comparisons with the performance of Peoples' peers. The following tables summarize the non-GAAP financial measures derived from amounts reported in Peoples' consolidated financial statements:

	At or For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(in $000’s)	2013	2012	2012	2012	2012

Tangible Equity:
Total stockholders' equity, as reported	$226,079	$221,728	$218,835	$214,623	$208,666
Less: goodwill and other intangible assets	69,977	68,525	68,422	65,383	64,429
Tangible equity	$156,102	$153,203	$150,413	$149,240	$144,237

Tangible Assets:
Total assets, as reported	$1,938,722	$1,918,050	$1,866,510	$1,831,359	$1,805,923
Less: goodwill and other intangible assets	69,977	68,525	68,422	65,383	64,429
Tangible assets	$1,868,745	$1,849,525	$1,798,088	$1,765,976	$1,741,494

Tangible Book Value per Share:
Tangible equity	$156,102	$153,203	$150,413	$149,240	$144,237
Common shares outstanding	10,568,147	10,547,960	10,534,445	10,526,954	10,521,548

Tangible book value per common share	$14.77	$14.52	$14.28	$14.18	$13.71

Tangible Equity to Tangible Assets Ratio:
Tangible equity	$156,102	$153,203	$150,413	$149,240	$144,237
Tangible assets	$1,868,745	$1,849,525	$1,798,088	$1,765,976	$1,741,494

Tangible equity to tangible assets	8.35%	8.28%	8.37%	8.45%	8.28%

	Three Months Ended
	March 31,	December 31,	March 31,
(in $000’s)	2013	2012	2012

Pre-Provision Net Revenue:
Income before income taxes	$7,340	$5,539	$9,736
Add: loss on debt extinguishment	—	1,033	3,111
Add: loss on loans held-for-sale and OREO	5	—	—
Add: loss on other assets	—	85	7
Less: recovery of loan losses	1,065	503	2,137
Less: gain on loans held-for-sale and OREO	—	58	56
Less: net gain on securities transactions	418	273	3,163
Pre-provision net revenue	$5,862	$5,823	$7,498

Pre-provision net revenue	$5,862	$5,823	$7,498
Total average assets	1,914,719	1,887,324	1,806,741

Pre-provision net revenue to total average assets (annualized)	1.24%	1.23%	1.66%

END OF RELEASE